EXHIBIT 99.1

July 23, 2008 16:30 ET

Parlux Fragrances, Inc. Completes Agreement for $20 Million Credit Facility

FORT LAUDERDALE, FL--(Marketwire - July 23, 2008) - Parlux Fragrances, Inc. (NASDAQ: PARL) announced that yesterday, July 22, 2008, it successfully completed an agreement with Regions Bank ("Regions") for a two-year $20 million senior secured revolving credit facility.

The Regions' asset based credit facility will be used for general working capital requirements, including potential new licenses, and to strengthen the Company's ability to meet seasonal requirements.

Neil J. Katz, Chairman and CEO, said, "Regions is an outstanding financial organization and we are pleased by their confidence. This agreement replaces our existing credit facility at a lower cost. Although we currently have in excess of $20 million in cash and are not utilizing our bank line, the availability of this facility provides additional support to fund our growth." Mr. Katz added, "I believe Regions' involvement with Parlux will be most beneficial. I look forward to working closely with them."

About Parlux

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories, in addition to licenses to manufacture and distribute the designer fragrance brands of Jessica Simpson, GUESS?, Nicole Miller, Natori, Queen Latifah, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR: Parlux Fragrances, Inc. (954) 316-9008

CONTACT:

Neil J. Katz Ext. 8116

Raymond J. Balsys Ext. 8106

Web site: http://www.parlux.com